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As filed Pursuant to Rule 424(b)(2)
Registration No.: 333-147001

PROSPECTUS SUPPLEMENT
(To prospectus dated January 29, 2008)

8,000,000 Shares

Common Stock

        We are offering 8,000,000 shares of our common stock pursuant to this prospectus supplement.

        Our common stock is quoted on the New York Stock Exchange under the symbol "DHT." The last reported sale price of our common stock on April 29, 2008 was $10.50 per share.

        Investing in our common stock involves risk. Before buying any shares you should carefully read the section entitled "Risk Factors" beginning on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus.

        The underwriters are offering the shares of common stock as set forth under "Underwriting."

	Per Share	Total
Public offering price	$10.500	$84,000,000
Underwriting discount	$.525	$4,200,000
Proceeds, before expenses, to Double Hull Tankers, Inc.	$9.975	$79,800,000

        We have granted the underwriters an option to purchase up to an additional 1,200,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of common stock will be ready for delivery on or about May 5, 2008.

Merrill Lynch & Co.	UBS Investment Bank

Dahlman Rose & Company

The date of this prospectus supplement is April 29, 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY

        Before investing in our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of our business and this offering. You should pay special attention to the section entitled "Risk Factors" beginning on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus. Unless we specify otherwise, all references and data in this prospectus supplement to our "business," our "vessels" and our "fleet" refer to the seven vessels comprising our initial fleet (our "initial vessels") that we acquired simultaneously with the closing of our initial public offering, or "IPO," on October 18, 2005 and the two Suezmax tankers that we acquired subsequent to our IPO. Unless we specify otherwise, all references in this prospectus supplement to "we," "our," "us" and "our company" refer to Double Hull Tankers, Inc. and its subsidiaries. The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus supplements to "$" and "dollars" refer to U.S. dollars.

Our Company

        We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or "VLCCs," which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or "dwt," two Suezmax tankers, or "Suezmaxes," which are tankers ranging in size from 130,000 to 170,000 dwt, and four Aframax tankers, or "Aframaxes," which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,506,998 dwt and a weighted average age of 7.8 years as of December 31, 2007, compared with a weighted average age of approximately 11.2 years for the world tanker fleet.

        We acquired our seven initial vessels from subsidiaries of Overseas Shipholding Group, Inc., or "OSG," in connection with our IPO on October 18, 2005 in exchange for cash and shares of our common stock. We have time chartered these vessels back to certain subsidiaries of OSG. In addition, we recently acquired two Suezmaxes, the Overseas Newcastle and the Overseas London, from subsidiaries of OSG for $92.7 million and $90.3 million, respectively, and have bareboat chartered these vessels back to certain subsidiaries of OSG.

        Our strategy is to charter our fleet primarily pursuant to multi-year charters so as to take advantage of the stable cash flow associated with long-term charters. In addition, all but one of our charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our initial vessels are currently operated in the Tankers International Pool and the Aframax International Pool and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption and actual on-hire performance.

Recent Developments

First Quarter Results

        Although unaudited financial statements for the three months ended March 31, 2008 are not currently available, we estimate that, for this three month period, earnings per share will be in the range of $0.24 to $0.26 per share (based on a total of 30,030,811 shares outstanding as of March 31, 2008). Since we have not yet finished the preparation of our unaudited financial statements for this period, our estimate of this range is very preliminary. This range was prepared based on a number of assumptions and estimates that are inherently subject to change. When our actual results of operations for the first quarter of 2008 are finalized, they will be unaudited and will reflect any adjustments necessary, in management's opinion, for a fair presentation of such information. Accordingly, it is possible that our actual earnings per share will vary from this preliminary range, and such variation could be material.

Corporate Information

        We are a Marshall Islands corporation. We maintain our principal executive offices at 26 New Street, St. Helier, Jersey JE23RA, Channel Islands. Our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus supplement.

The Offering

Issuer	Double Hull Tankers, Inc., a Marshall Islands corporation.
Common stock offered in this offering	8,000,000 shares.
Common stock to be outstanding after this offering	38,030,811 shares, assuming no exercise by the underwriters of their overallotment option.
39,230,811 shares, assuming exercise by the underwriters of their overallotment option in full.
Use of proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will be approximately $79.5 million, assuming no exercise of the underwriters' overallotment option. We plan to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.
NYSE Symbol	"DHT."
Risk Factors
See "Risk Factors" beginning on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

        You should carefully consider the following information about risks, together with the other information contained in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares. If any of the circumstances or events described below actually arise or occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline and you could lose all or part of your investment. The risks described below, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2007 are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

Risks Relating to Our Company

We cannot assure you that we will pay any dividends.

        During the period from our IPO through the fourth quarter of 2007, we paid dividends on a quarterly basis in amounts determined by our board of directors substantially equal to the available cash from our operations during the previous quarter, less cash expenses and any reserves established by our board of directors. In January 2008, our board of directors approved a new dividend policy whereby shareholders of record are intended to be paid a fixed quarterly dividend of $0.25 per common share, commencing with the first dividend payment attributable to the 2008 fiscal year.

        The timing and amount of future dividends, if any, could be affected by various factors, including our earnings, financial condition and anticipated cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, including insurance premiums, a change in our dividend policy, increased borrowings, future issuances of securities or the other risks described in this section of the prospectus supplement, many of which will be beyond our control. In addition, the declaration of dividends is subject at all times to the discretion of our board of directors. As a result, the amount of dividends actually paid may vary from the amounts currently estimated and such variations may be material. Also, these factors could result in a high degree of variability from period to period in the amount of cash that we have available for the payment of dividends.

Our ability to pay dividends is limited by our secured credit facility.

        We have entered into a $420 million secured credit facility with The Royal Bank of Scotland, or "RBS." Our secured credit facility provides that we may not pay dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant. Our ability to declare and pay dividends will therefore depend on whether we are in compliance with our credit facility, the market value of our vessels and the value of our swap agreements. The difference between the market value of our vessels and the outstanding borrowings under our credit facility may decrease over time, as vessels generally decrease in value as they age. Therefore, our ability to comply with our financial ratio covenants and to make dividend payments under our credit facility may decrease over time. We are required to repay our secured credit facility with an initial installment of $75 million in 2008 and, starting in January 2011, we will be required to make principal repayments of approximately $9 million per quarter on our secured credit facility until its final maturity in 2017, when a final payment of approximately $109 million will be due.

Restrictive covenants in our secured credit facility may impose financial and other restrictions on us.

        Our secured credit facility with RBS imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

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  pay dividends if the charter-free market value of our vessels that secure our obligations under the credit facility is less than 135% of our borrowings under the credit facility plus the notional or actual cost of terminating any interest rates swaps to which we are a party, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant;

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  incur additional indebtedness, including through the issuance of guarantees;

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  change the management of our vessels without the prior consent of the lender;

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  permit liens on our assets;

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  sell our vessels;

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  merge or consolidate with, or transfer all or substantially all our assets to, another person;

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  enter into certain types of charters; and

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  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance any indebtedness incurred under our secured credit facility.

        In the event that we are unable to service our debt obligations out of our chartering activities, we may need to refinance our indebtedness and we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain new debt financing. In addition, our charters include provisions that will generally require us to use our best efforts to (i) negotiate security provisions with future lenders that would allow the charterers to continue their use of our vessels so long as they comply with their charters, regardless of any default by us under the loan agreement or the charters and (ii) arrange for future lenders to allow the charterers to purchase their loans and any related security at par if we default on our obligations under our charters or their loans. These provisions may make it more difficult for us to obtain acceptable financing in the future, increase the costs of any such financing to us or increase the time that it takes to refinance our indebtedness. If we are not able to refinance our indebtedness, we may choose to issue securities or sell certain of our assets in order to satisfy our debt obligations. If we are unable to meet our debt obligations for any reason, our lenders could declare their debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Our dividend policy is subject to change at the discretion of our board of directors.

        We currently intend to distribute a fixed quarterly dividend of $0.25 per common share to our stockholders. However, our dividend policy is subject to change at any time at the discretion of our board and our board may elect to change our dividend policy by establishing a reserve for, among other things, the repayment of our credit facility or to help fund the acquisition of a vessel. Our board may also decide to establish a reserve to repay indebtedness if, as the maturity of our credit facility approaches in 2017, we are no longer able to generate cash flows from our chartering activities in amounts sufficient to meet our debt obligations and it becomes clear that refinancing terms, or the terms of a vessel sale, are unacceptable or inadequate. If our board were to establish such a reserve, the amount of cash available for dividend payments would decrease by the amount of the reserve. In addition, our ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or if a company would be rendered insolvent by the payment of such a dividend. In addition, any dividend may be discontinued at the discretion of our board.

Certain adverse U.S. federal income tax consequences could arise for U.S. stockholders.

        A foreign corporation will be treated as a "passive foreign investment company," or "PFIC," for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. holders who are individuals would not be eligible for the 15% tax rate on qualified dividends.

        Based on our operations, representations previously made by OSG, including representations that certain terms of our ship management agreements and our time charters with OSG's subsidiaries are consistent with normal commercial practice and the opinion of our tax counsel dated June 27, 2007, we believe that it is more likely than not that we are not currently a PFIC (even after taking into account the fact that our two Suezmaxes, the Overseas Newcastle and Overseas London, are subject to bareboat charters). In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that it is more likely than not that our income from our time chartering activities does not constitute "passive income," and that the assets we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. In addition, our tax counsel's opinion was based on representations of OSG that were not reviewed by the U.S. Internal Revenue Service, or "IRS." Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Internal Revenue Code of 1986, as amended, or the "Code," such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common stock. The 15% maximum tax rate for individuals would not be available for this calculation. See the section of our annual report on Form 20-F for the year ended December 31, 2007 entitled "Additional Information—Taxation—United States Federal Income Tax

Considerations" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. stockholders if we are treated as a PFIC.

        In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to U.S. individuals would not be eligible for the 15% tax rate. Although the term "comprehensive income tax system" is not defined in the proposed legislation, we believe this rule would apply to us, and therefore that dividends paid by us would not be eligible for the 15% tax rate, because we are incorporated in the Marshall Islands.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce our cash flow.

        Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder in August of 2003. Based on OSG's shareholding during 2007 and our review of the applicable United States Securities and Exchange Commission, or "SEC," documents, we believe that we do qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes.

        However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future and thereby become subject to U.S. federal income tax on our U.S. source income. For example, if stockholders with a 5% or greater interest in our common stock were to collectively own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year, we might not be able to qualify for exemption under Code Section 883.

        If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

We may be subject to taxation in the United Kingdom, which could have a material adverse effect on our results of operations.

        If we were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of our profits could be subject to UK corporate tax, which currently has a maximum rate of 30%. We intend to operate in a manner so that we do not have a permanent establishment in the United Kingdom and so that we are not resident in the United Kingdom, including by locating our principal place of business outside the United Kingdom, requiring our executive officers to be outside of the United Kingdom when making any material decision regarding our business or affairs and by holding all of our board meetings outside of the United Kingdom. However, because certain of our executive officers and directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that we are subject to UK corporate tax. If the UK taxing authorities made such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

Risks Relating to Our Common Stock

The market price of our common stock may be unpredictable and volatile.

        The market price of our common stock may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the tanker industry, market conditions in the tanker industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. The tanker industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common stock you may have purchased at a price greater than or equal to the original purchase price.

Future sales of our common stock could cause the market price of our common stock to decline.

        The market price of our common stock could decline due to sales of a large number of our shares in the market or the perception that such sales could occur. This could depress the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, or at all.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the "BCA." The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. Therefore, the rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions that any particular United States court would reach or has reached. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

Our bylaws restrict stockholders from bringing certain legal action against our officers and directors.

        Our bylaws contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our bylaws that may discourage a change of control.

        Our bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for:

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  a classified board of directors with staggered three-year terms, elected without cumulative voting;

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  directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;

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  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

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  a limited ability for stockholders to call special stockholder meetings; and

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  our board of directors to determine the powers, preferences and rights of our preferred stock and to issue the preferred stock without stockholder approval.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will be approximately $79.5 million, assuming no exercise of the underwriters' overallotment option. We plan to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

CAPITALIZATION

        The following table sets forth, as of December 31, 2007, our historical capitalization and our as adjusted capitalization, which is adjusted to give effect to (i) the issuance and sale of 8,000,000 shares of our common stock pursuant to this offering at the public offering price of $10.50 per share, (ii) the incurrence of $90.3 million of debt under our credit facility in connection with our acquisition of the Overseas London on January 28, 2008 and (iii) the release of $9.1 million to cash in relation to the deposit for our acquisition of the Overseas London. Other than these adjustments, there has been no material change in our capitalization between December 31, 2007 and the date of this prospectus supplement.

        The table below is derived from, and should be read in conjunction with, our consolidated and predecessor combined carve-out financial statements and the notes thereto contained in our annual report on Form 20-F for the year ended December 31, 2007. You should also read this table in conjunction with the section of our annual report on Form 20-F for the year ended December 31, 2007 entitled "Operating and Financial Review and Prospects—Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2007
	Historical	As Adjusted
	(in thousands)
Cash	$10,365	$98,943

Current installments of long-term debt	$75,000	$75,000
Long-term debt	253,700	344,000
Preferred stock, $0.01 per value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,030,811 shares issued and outstanding (Historical) 38,030,811 (As Adjusted)	300	380
Paid-in additional capital	108,760	188,158
Retained earnings	(26,967)	(26,967)
Accumulated other comprehensive income (loss)	(10,218)	(10,218)

Total stockholders' equity	71,875	151,353

Total capitalization	$400,575	$570,353

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed for trading on the New York Stock Exchange and is traded under the symbol "DHT."

        The following table sets forth, for the periods indicated, the high and low sales prices for our shares and quarterly dividend paid per share.

	Price Range
			Dividend per Share(1)
	High	Low
Year ended December 31, 2005
Fourth Quarter(2)	$13.32	$10.50	$0.43
Year ended December 31, 2006
First Quarter	$14.25	$12.57	$0.53
Second Quarter	13.50	12.10	0.36
Third Quarter	15.49	12.25	0.42
Fourth Quarter	16.44	13.01	0.44
Year ended December 31, 2007
First Quarter	$16.42	$13.91	$0.38
Second Quarter	16.75	14.60	0.39
Third Quarter	18.79	13.62	0.37
Fourth Quarter	15.70	11.62	0.35
Year ended December 31, 2008
First Quarter	$12.66	$9.32	$—
Second Quarter(3)	12.20	10.26	—

(1)
From the time of our IPO through December 31, 2007, we paid dividends on a quarterly basis in amounts determined by our board of directors substantially equal to the available cash from our operations during the previous quarter, less cash expenses and any reserves established by our board of directors. In January 2008, our board of directors approved a new dividend policy intended to provide our shareholders with a fixed quarterly dividend of $0.25 per common share, commencing with the first dividend payment attributable to the 2008 fiscal year.

(2)
For the period commencing October 18, 2005, the date of our IPO, through December 31, 2005.

(3)
For the period commencing April 1, 2008 through April 29, 2008.

INDUSTRY UPDATE

        The international oil tanker industry provides seaborne transportation of crude and refined petroleum products for oil companies, oil traders, large oil consumers, oil refiners, government agencies and storage facility operators. In 2007, according to the U.S. Energy Information Administration, total world oil production amounted to approximately 85 million barrels per day, or "bbl/d," and around one-half (over 43 million bbl/d) of that amount was moved by oil tankers.

        Demand for oil tankers is influenced by many factors, including international economic activity, changes in oil production, consumption, price levels, crude and refined products inventories and the distances over which oil is transported. The relative locations of oil production, refining and consumption affect the distances over which oil is transported. Demand for seaborne transportation has increased at a faster rate than the relative growth in the demand for the underlying commodities. Tanker supply, or the size of the international tanker fleet, is influenced by newbuilding levels, scrapping of older vessels, drydocking of existing vessels, environmental regulations and other factors. The size or actual operational capacity of the international tanker fleet is influenced by the ratio of days vessels are loaded to days vessels are sailing in ballast and can also be effectively reduced by the number of days vessels are in port for loading or discharging operations or under repair.

        We believe that the market fundamentals for seaborne transportation of crude and refined petroleum products will continue to remain strong based on some or all of the following factors:

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  Steady growth in oil consumption.  The oil tanker industry continues to be a vital link in the global energy chain, with oil consumption accounting for roughly 35% of world energy consumption. Global economic growth continues to drive the demand for oil, with the International Energy Agency estimating that world oil consumption will increase from 85 million bbl/d in 2007 to 98 million bbl/d in 2015.

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  Increasing voyage lengths.  Shipments over longer distances effectively reduce the available capacity of the fleet. We have seen increased aggregate seaborne transportation distances due in large part to the increased oil imports of the growing economies of China and India, which are located far from areas of oil production, such as the Middle East, the former Soviet Union, West Africa and Venezuela. Limited growth in refinery capacity in developed nations, the largest consumers of oil, has also been a significant contributor to the increase in distances oil is transported.

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  Shift by charterers toward quality in vessels and operations.  The emergence of vessels equipped with double-hulls has represented a differentiation in vessel quality and has enabled these vessels to command premium hire rates in the freight market. The effect has been a shift in major charterers' preference towards greater use of double-hull vessels and providing such vessels preference for cargoes, leading to more difficult trading conditions for older single-hull vessels. In addition, the safety and reliability associated with more modern vessels also yield operating efficiencies. Charterers generally favor modern double-hull vessels, which we believe is resulting in a trend of commercial obsolescence of older single-hull vessels.

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  Conversions restricting available supply.  The oil tanker market has seen an increase in tanker sales for conversion purposes, particularly to the offshore and drybulk markets which strengthened considerably in 2007. The demand for tanker conversions has risen as a result of the strength in drybulk and offshore markets, combined with the long lead times for newbuilding deliveries. These factors have also led to the conversion of some of the existing orderbook for oil tanker newbuildings to drybulk and offshore units. With shipyards fully booked and delivery of newbuildings taking an average of 3 years, this trend is expected to reduce tanker supply growth going forward.

  •
  Challenge for shipyards to provide timely orderbook.  The increased cost of steel and the relative scarcity of machinery and equipment, combined with unfavorable movements in exchange rates and a challenging credit market, have led to slippage in scheduled deliveries and a slower phase-in of newbuildings. We believe this has improved the balance between supply of new tonnage and the growth in demand for transportation and reduced any potential pressure on freight rates.

  •
  Stricter environmental regulations.  Since 1990, there has been an increasing emphasis on environmental protection through legislation and regulations. For example, the United States Oil Pollution Act of 1990 requires that all oil tankers entering U.S. waterways be double-hulled by 2015. In addition, International Maritime Organization Regulation 13G mandates the phase-out of single-hull tankers by 2010 and the phase-out of double-bottom/double-sided tankers by 2015 or age 25, whichever is earlier. These developments have accelerated of recent years as a result of several high-profile accidents involving single-hull vessels unrelated to us. We believe regulation of the shipping industry will continue to become more stringent, with governments increasingly focused on regulating the trading of single-hull tonnage. We expect this to result in an increased preference for the employment of double-hull vessels and to likely accelerate the phase-out of older single-hull tonnage.

        The above discussion is based on management's current expectations, estimates, assumptions and beliefs with respect to the international tanker industry and therefore involve a number of risks and uncertainties beyond our control, including those risks discussed in "Risk Factors" beginning on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus. We give no assurances that the industry trends described above will continue following the completion of this offering. Please see "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 36 of the accompanying prospectus.

TAX CONSIDERATIONS

        You should carefully read the discussion of the principal U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our annual report on Form 20-F for the year ended December 31, 2007 entitled "Additional Information—Taxation," which provides certain additional information with respect to events occurring and determinations we have made since the date of the accompanying prospectus that may be relevant to an investment decision by United States Holders and Non-United States Holders (as such terms are defined on pages 28 and 32 of the accompanying prospectus).

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission Registration Fee	$6,140
Financial Industry Regulatory Authority Filing Fee	20,500
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	200,000
Accountants' Fees and Expenses	30,000
Transfer Agent's Fees and Expenses	3,000
Miscellaneous Costs	12,000

Total	$321,640

UNDERWRITING

        We intend to offer the shares of common stock through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as joint bookrunning managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement among us and the underwriters dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us the number of common shares set forth opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,800,000
UBS Securities LLC	2,000,000
Dahlman Rose & Company, LLC	1,200,000

Total	8,000,000

        The purchase agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all the common shares (other than those covered by the overallotment option described below) if they purchase any of the common shares.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.315 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.100 per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$10.500	$84,000,000	$96,600,000
Underwriting discount	$.525	$4,200,000	$4,830,000
Proceeds, before expenses, to Double Hull Tankers, Inc.	$9.975	$79,800,000	$91,770,000

        The expenses of the offering, not including the underwriting discount (and assuming no exercise of the overallotment option), are estimated at $321,640 and are payable by us.

Overallotment Option

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

No Sales of Similar Securities

        We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining written approval of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. Specifically, we have agreed to not directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

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  sell any option or contract to purchase any common stock;

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  purchase any option or contract to sell any common stock;

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  grant any option, right or warrant for the sale of any common stock;

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  lend or otherwise dispose of or transfer any common stock;

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  request or demand that we file a registration statement related to the common stock; or

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  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        However, if:

  •
  during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, (x) we issue an earnings release, (y) we publicly announce material news or (z) a material event relating to us occurs; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

the 90-day period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which (x) we issue the earnings release, (y) we publicly announce the material news or (z) the material event relating to us occurs. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

        This lockup provision only applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT."

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our common stock in excess of the number of shares to be purchased by underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution

        A prospectus in electronic format may be made available on the website maintained by the underwriters. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Other than the prospectus in electronic format, the information on the underwriters' respective websites and any information contained in any other website maintained by any of the underwriters are not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Other Relationships

        From time to time, the underwriters and their affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive fees and commissions.

LEGAL MATTERS

        The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Seward & Kissel LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Double Hull Tankers, Inc. and its predecessor OSG Crude appearing in Double Hull Tankers, Inc.'s Annual Report on Form 20-F for the year ended December 31, 2007 and the effectiveness of Double Hull Tankers, Inc.'s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We filed with the U.S. Securities and Exchange Commission, or "Commission," a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and Double Hull Tankers, Inc., reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission's public reference facilities and the web site of the Commission referred to above. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended: (i) Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on March 12, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, (ii) Amendments to the Ship Management Agreements on Form 6-K, filed with the Commission on May 17, 2007, and (iii) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

26 New Street St. Helier Jersey JE23RA Channel Islands Phone +44 (0) 1534 639759 Email info@dhtankers.com

        You should assume that the information appearing in this prospectus supplement and any accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Prospectus

$200,000,000

        Through this prospectus, we may periodically offer:

  •
  our common stock;

  •
  our preferred stock; and

  •
  our debt securities.

        We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market, or in negotiated transactions. See the section entitled "Plan of Distribution" on page 11 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT."

        Investing in our securities involves risk. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 8 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2008.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	8
USE OF PROCEEDS	9
RATIO OF EARNINGS TO FIXED CHARGES	9
PRINCIPAL STOCKHOLDERS	10
PLAN OF DISTRIBUTION	11
DESCRIPTION OF COMMON STOCK	14
DESCRIPTION OF PREFERRED STOCK	14
DESCRIPTION OF DEBT SECURITIES	14
EXPERTS	24
LEGAL MATTERS	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT ISSUES	24
TAX CONSIDERATIONS	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	34
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	36

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the "Commission," using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $200 million. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we are required to provide you with this prospectus as well as a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled "Where You Can Find Additional Information" on page 34 of this prospectus.

        This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled "Where You Can Find Additional Information" on page 34 of this prospectus.

PROSPECTUS SUMMARY

        Before investing in our common stock you should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes for a more complete understanding of our business and this offering. Unless we specify otherwise, all references and data in this prospectus to our "business," our "vessels" and our "fleet" refer to our initial fleet of seven vessels that we acquired simultaneously with the closing of our initial public offering, or "IPO," on October 18, 2005. Unless we specify otherwise, all references in this prospectus to "we," "our," "us" and "our company" refer to Double Hull Tankers, Inc. and its subsidiaries. The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to "$" and "dollars" refer to U.S. dollars.

Our Company

        We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or "VLCCs," which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or "dwt," four Aframax tankers, or "Aframaxes," which are tankers ranging in size from 80,000 to 120,000 dwt and two Suezmax tankers, or "Suezmaxes," which are tankers ranging in size from 120,000 to 200,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,659,921 dwt and a weighted average age of 7.6 years as of September 30, 2007, compared with a weighted average age of 10.4 years for the world tanker fleet.

        We acquired the seven vessels making up our initial fleet from subsidiaries of Overseas Shipholding Group, Inc., a Delaware corporation, or "OSG," on October 18, 2005 in exchange for cash and shares of our common stock, and we have time chartered these vessels back to certain subsidiaries of OSG. In addition, we recently acquired our two Suezmaxes, the Overseas Newcastle and the Overseas London, from certain subsidiaries of OSG for $92.7 million and $90.3 million, respectively. OSG purchased each of these vessels from an unaffiliated seller at the same respective purchase price and thereupon delivered the vessels to us. Our two Suezmaxes have been bareboat chartered to subsidiaries of OSG. As one of the world's largest bulk-shipping companies, OSG's owned, operated and newbuild fleet totals more than 140 vessels (including the seven vessels that comprise our initial fleet) with a combined carrying capacity of nearly 14 million dwt as of June 30, 2007. OSG's fleet consists of both internationally flagged and U.S. flagged vessels that transport crude oil, refined petroleum products and gas worldwide.

        Our strategy is to charter our fleet primarily pursuant to multi-year charters so as to take advantage of the stable cash flow associated with long-term charters. In addition, all but one of our charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our initial seven vessels are operated in the Tankers International Pool and the Aframax International Pool, respectively. These pools are further described below. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

        With effect from October 18, 2005, we time chartered our initial fleet of seven vessels to subsidiaries of OSG for terms ranging from five to six and one-half years. The two Suezmaxes that we acquired are bareboat chartered to subsidiaries of OSG for terms of seven years and ten years, respectively, commencing on the respective delivery dates of the vessels. Under each of the time charters for our initial seven vessels, the charters may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the length of the extension period) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel, or "Broker Panel," will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer. The bareboat charter for each of our two recently acquired Suezmaxes does not allow the charterer to extend the charter period.

        We maintain our principal executive offices at 26 New Street, St. Helier, Jersey JE23RA, Channel Islands. Our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus.

Our Fleet

        We purchased three VLCCs and four Aframaxes from certain subsidiaries of OSG in connection with our initial public offering. We also recently acquired two Suezmaxes from certain subsidiaries of OSG. Our three VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool. Although our four Aframaxes are also designed for global trading, they typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea. We expect our two Suezmaxes to principally operate on routes from West Africa to the U.S. Gulf, and in the Atlantic Basin on routes between Northern Europe, the Caribbean, the United States and the Mediterranean.

        The following table presents certain information concerning the vessels comprising our initial fleet and their associated charters, each of which commenced on October 18, 2005:

Vessel	Type	Dwt	Year Built	Term of Initial Charter	Year 2 Basic Charter Rate(1)	Term of Extension Periods	Maximum Aggregate Extension Term
				(years)	($/day)	(years)	(years)
Overseas Ann	VLCC	309,327	2001	6 1/2	37,400	1, 2 or 3	8
Overseas Chris	VLCC	309,285	2001	6	37,400	1, 2 or 3	8
Overseas Regal	VLCC	309,966	1997	5 1/2	37,400	1, 2 or 3	6
Overseas Cathy	Aframax	112,028	2004	6 1/4	24,700	1, 2 or 3	8
Overseas Sophie	Aframax	112,045	2003	5 3/4	24,700	1, 2 or 3	8
Overseas Rebecca	Aframax	94,873	1994	5	18,700	1, 2 or 3	5
Overseas Ania	Aframax	94,848	1994	5	18,700	1, 2 or 3	5

(1)
Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year.

        The following table presents certain information concerning the two Suezmaxes we recently acquired and their associated charters, each of which commenced upon delivery of the vessels on December 4, 2007 and January 28, 2008, respectively:

Vessel	Type	Dwt	Year Built	Delivery Date	Term of Bareboat Charter
					(years)
Overseas Newcastle	Suezmax	164,626	2001	Dec. 2007	7
Overseas London	Suezmax	152,923	2000	Jan. 2008	10

        With respect to the Overseas Newcastle, the basic bareboat charter rate is $26,300 per day for the first three years of the charter term, and is reduced to $25,300 per day for the last four years of the charter term. In addition to the bareboat charter rate, we will, through the profit sharing element of the charter agreement, earn 33% of the vessel's earnings above the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term, calculated on a four quarter rolling average. At the end of the seven year charter term, OSG has the right to acquire the vessel for $77 million.

        With respect to the Overseas London, the bareboat charter rate is $26,600 per day for the term of the charter. OSG has the right to acquire the vessel at the end of the eighth, ninth and tenth year of the charter term, respectively, at a price of $71 million, $67 million and $60 million, respectively. If OSG elects to exercise its purchase option, we will, in addition to the purchase option price, receive an amount equal to 40% of the difference between the market price of the vessel at the time the purchase option is exercised and the purchase option price.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

  •
  A modern, high quality fleet.  As of September 30, 2007, our fleet of three VLCCs and four Aframaxes had a weighted average age of 7.6 years, compared with a weighted average age for the world tanker fleet of 10.4 years. As a result of our recent acquisition of two Suezmaxes, our fleet will have a weighted average age of 8.0 years as of March 31, 2008. All of our vessels are of double-hull construction. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

  •
  Participation in OSG's pooling arrangements.  We believe that we benefit from OSG's membership in the Tankers International Pool in respect of our three VLCCs and the Aframax International Pool in respect of our four Aframaxes, and we expect OSG's subsidiaries to continue to operate our VLCC and Aframax vessels in these pools. We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

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  An experienced management team.  Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry. Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

        The key elements of our strategy are to:

  •
  Charter a substantial portion of our fleet under multi-year, fixed-rate charters that provide for profit sharing.  Currently we have time chartered all of our VLCCs and Aframaxes to subsidiaries of OSG, one of the world's largest bulk-shipping companies, for remaining terms ranging from three to four and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. We have also bareboat chartered our two Suezmaxes to subsidiaries of OSG for terms of seven years and ten years, respectively, commencing upon delivery of the vessels in early December 2007 and late January 2008, respectively. We believe that these long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates for our initial seven vessels and the Overseas Newcastle.

  •
  Fix a substantial portion of our operating costs under our ship management agreements.  Currently, all of our VLCCs and Aframaxes are managed by Tanker Management Ltd., referred to herein as "Tanker Management" or our "technical manager," which is a wholly owned indirect subsidiary of OSG, pursuant to ship management agreements that became effective at the completion of our IPO. Under these ship management agreements, Tanker Management has assumed all responsibilities for the technical management of each of our vessels and for most of the operating costs, excluding insurance premiums and vessel taxes. The fee payable to Tanker Management under these ship management agreements is fixed through October 2008. Since their delivery, our two Suezmaxes have been on bareboat charters to subsidiaries of OSG. Under a bareboat charter arrangement, the charterer is responsible for paying all operating costs associated with the vessel. Accordingly, we do not incur any operating costs associated with these two additional vessels.

  •
  Strategically expand our current fleet.  We intend to grow our fleet through timely and selective acquisitions or chartering of additional vessels. We recently expanded our fleet by acquiring two additional Suezmaxes and intend to consider further potential acquisitions of additional tankers, as well as vessels other than tankers. In connection with any such acquisitions, we may charter out such vessels either for multi-year or voyage-based periods.

Our Charters

        We have time chartered our three VLCCs and four Aframaxes to certain subsidiaries of OSG for remaining terms ranging between three and four and one-half years. We have bareboat chartered each of our two Suezmaxes to subsidiaries of OSG for terms of seven years and ten years, respectively, commencing upon delivery of the vessels in early December 2007 and late January 2008, respectively. The daily base charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance.

        With respect to the seven vessels comprising our initial fleet following our initial public offering, the charterers and OSG International, Inc., or "OIN," the charterers' parent company, have agreed to pay us, in addition to the basic hire, an additional payment, quarterly in arrears, which we refer to as "additional hire." The additional hire payable, if any, in respect of any given quarter will be equal to 40% of the average revenue that our vessels earn, or are deemed to earn, for the charterers during that quarter (averaged on a rolling four quarter basis) in excess of the basic hire paid by the charterers to us during that quarter. Revenue is calculated on an aggregate fleetwide basis, and depends on whether our vessels are operated in a pool:

  •
  if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager;

  •
  if a vessel is operated outside of a pool:

  •
  for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

  •
  for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed to be earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers' panel for a series of routes commonly served by vessels of the same class.

        A pool constitutes a collection of similar vessels under various ownerships that are placed for operation under one administrator, which we refer to as the "pool manager." The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

        The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and eight other tanker companies participate. As of September 30, 2007, the Tankers International Pool consists of 46 VLCCs and V Pluses, making it one of the world's largest VLCC fleets. The four Aframaxes in our fleet currently participate in the Aframax International Pool, the world's second largest Aframax fleet, which, as of September 30, 2007, operates 35 Aframaxes and has eight members, including OSG (which is one of the pool managers).

        With respect to the Overseas Newcastle, one of our recently acquired Suezmaxes, the charterer has agreed to pay us, in addition to the basic hire, additional hire equal to 33% of the average revenue that the vessel earns for the charterer (averaged on a rolling four quarter basis) in excess of the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term. We do not receive any additional hire in respect of the Overseas London, our other recently acquired Suezmax.

Technical Management of Our Fleet

        In connection with each of our VLCCs and Aframaxes, we have entered into ship management agreements with Tanker Management with effect from October 18, 2005, which we refer to as the "Ship Management Agreements." Under the Ship Management Agreements, Tanker Management is responsible for the technical management and for most of the operating costs of these vessels, including crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles (subject to the limits set forth in the Ship Management Agreements) and other vessel operating expenses, excluding insurance premiums. In exchange for these services, we pay Tanker Management a daily fee, which we refer to as the "technical management fee," for each vessel under management. The technical management fee for each vessel is payable monthly in advance based on the actual number of days in the month. The fee is fixed through October 18, 2007 and increases by 2.5% per year thereafter. Neither us nor Tanker Management is able to cancel any Ship Management Agreement (as currently amended) prior to the third anniversary of the effective date of such agreement (eg. October 18, 2008), except for cause. Beginning on the third anniversary, the Ship Management Agreements (as currently amended) are cancelable by us or Tanker Management for any reason at any time upon 90 days' advance notice. Each charterer has the right to approve any replacement manager that we may select. Our two recently acquired Suezmaxes are on bareboat charters to subsidiaries of OSG. We do not incur any operating costs associated with these vessels as under a bareboat charter arrangement the charterer is responsible for paying all costs of operating the vessel, including voyage and vessel expenses.

Dividend Policy

        We intend to pay quarterly dividends of $0.25 per share to the holders of our common stock in March, June, September and December of each year. Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons.

Our Credit Facility

        On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland, or "RBS," that has a term of ten years, with no principal amortization for the first five years. This credit facility initially consisted of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. The credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over our bank accounts. We are the borrower under the credit facility, and each of our vessel owning subsidiaries has guaranteed our obligations under the credit facility.

        We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven initial vessels that we acquired from certain subsidiaries of OSG. On November 29, 2007, we amended our credit facility to increase the total commitment thereunder by $19 million to $420 million. Under the terms of our amended credit facility, our previous $15 million working capital facility and $150 million vessel acquisition facility were cancelled and replaced with a new $184 million vessel acquisition facility, which we have used to fund the entire purchase price of our two recently acquired Suezmaxes, the Overseas Newcastle and the Overseas London.

        Following the above-mentioned increase, our credit facility is repayable with one installment of $75 million no later than December 31, 2008, and commencing on January 18, 2011 our credit facility is repayable in 27 quarterly installments of $9,075,000. A final payment of $99,975,000 will be payable in the last quarterly installment.

        Borrowings under the initial $236 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition facility bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005, pursuant to which we fixed the interest rate for five years on the full amount of our $236 million term loan at 5.60%. On October 16, 2007, we entered into an interest rate swap pursuant to which we fixed the interest rate until January 18, 2013 on an amount of $100 million at 5.94%. We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility in October 2005 and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility. We were required to pay an arrangement fee of $95,000 in October 2007 in connection with the increase in our credit facility from $401 million to $420 million.

RISK FACTORS

        You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock.

Our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could be viewed negatively by investors and adversely affect the trading price of our common stock.

        From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. From January 1, 2006 through September 30, 2007, vessels in our fleet have, while operating in pools, made seven calls to ports in Iran and three calls to ports in Libya out of a total of 573 calls on worldwide ports. On June 30, 2006, Libya was removed from the U.S. government's list of state sponsors of terrorism and is not subject to sanctions or embargoes, while Iran continues to be subject to sanctions and embargoes imposed by the U.S. government and is identified by the U.S. government as a state sponsor of terrorism. Although these sanctions and embargoes do not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

        We have identified a number of other risk factors which you should consider before buying the securities described in this prospectus. These risk factors are incorporated by reference into this prospectus from our annual report on Form 20-F filed with the Commission on April 5, 2007. For further details, see the section entitled "Where You Can Find Additional Information" on page 34 of this prospectus. In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus.

        If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline. The risks described above, in our annual report on Form 20-F and any prospectus supplement are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. For the 290 days from January 1, 2005 to October 17, 2005 and years ended December 31, 2004, 2003, and 2002 the consolidated financial statements represent the predecessor combined carve-out financial statements of the seven subsidiaries of OSG that owned the vessels comprising our initial fleet. The predecessor combined carve-out financial statements are not indicative of the results we would have achieved had we operated as an independent public company for any period presented. The ratios should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information incorporated by reference herein.

	For the Nine Months Ended September 30, 2007		For the Period		For the Year Ended December 31,
		For the Year Ended December 31, 2006
			Jan. 1–Oct. 17, 2005	Oct. 18–Dec. 31, 2005
					2004	2003	2002
Ratio of earnings to fixed charges	3.05	3.56	13.14	4.30	11.03	5.96	—(1)

(1)
For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $4.8 million.

        We have computed the ratios of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest on all indebtedness.

        As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding (i) the owners of more than 5% of our common stock that we are aware of, and (ii) the total amount of common stock owned by all of our officers and directors, both individually and as a group, in each case immediately preceding and after giving effect to this offering.

	Shares of Common Stock Prior to the Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Following the Offering
Name	Number of Shares	Percent	Number of Shares	Number of Shares	Percent
Persons owning more than 5% of a class of our equity securities
FMR Corp.(1)	3,767,700	12.55	0	3,767,700	12.55
Scott A. Bommer(2)	1,705,527	5.68	0	1,705,527	5.68
Directors
Erik A. Lind(3)	7,976	*	0	7,976	*
Randee Day(3)	7,976	*	0	7,976	*
Rolf A. Wikborg(3)	7,976	*	0	7,976	*
Executive Officers
Ole Jacob Diesen(4)	33,383	*	0	33,383	*
Eirik Ubøe(5)	24,663	*	0	24,663	*
Tom R. Kjeldsberg(6)	8,218	*	0	8,218	*
Directors and executive officers as a group (6 persons)(7)	90,192	*	0	90,192	*

*
Less than 1%

(1)
Based on a Schedule 13G filed by FMR Corp. with the Commission on August 10, 2007.

(2)
Based on a Schedule 13G filed with the Commission on February 26, 2007 by Scott A. Bommer, individually and (a) as managing member of SAB Capital Advisors, L.L.C., for itself and as the general partner of (i) SAB Capital Partners, L.P. and (ii) SAB Capital Partners II, L.P.; and (iii) SAB Overseas Master Fund, L.P.; and (b) as managing member of SAB Capital Management, L.L.C., for itself and as the general partner of SAB Capital Management, L.P. The address of the principal business office of each of these reporting persons is 712 Fifth Avenue, 42nd Floor, New York, NY 10019.

(3)
Includes 5,697 shares of restricted stock subject to vesting conditions.

(4)
Does not include 23,148 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 25,129 shares of restricted stock subject to vesting conditions.

(5)
Does not include 23,148 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 18,009 shares of restricted stock subject to vesting conditions.

(6)
Consists solely of 8,218 shares of restricted stock subject to vesting conditions.

(7)
Includes 68,447 shares of restricted stock subject to vesting conditions.

PLAN OF DISTRIBUTION

        We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $200 million. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

        We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

  •
  on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in privately negotiated transactions;

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  in an exchange distribution in accordance with the rules of the applicable exchange;

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  as settlement of short sales entered into after the date of the prospectus;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  through broker-dealers, who may act as agents or principals;

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  through sales "at the market" to or through a market-maker;

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  in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  through one or more underwriters on a firm commitment or best-efforts basis;

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  directly to one or more purchasers;

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  through agents;

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  in options transactions;

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  over the internet;

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  any other method permitted pursuant to applicable law; or

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  in any combination of the above.

        In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, or "Securities Act," rather than pursuant to this prospectus.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions.

Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or "FINRA," the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

        A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

DESCRIPTION OF PREFERRED STOCK

        The material terms of any series of preferred stock that we offer, together with any material United States federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured general obligations or secured obligations, which may be senior (the "senior debt securities") or subordinated (the "subordinated debt securities"). The senior debt securities and subordinated debt securities are together referred to in this prospectus as the "debt securities." Any debt securities offered pursuant to this prospectus may be convertible debt securities. The debt securities may be issued from time to time in one or more series, under one or more indentures, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, each dated as of a date on or prior to the issuance of the debt securities to which it relates. If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture. When we refer to an "indenture" in this prospectus, we are referring to the applicable indenture, as supplemented by any supplemental indenture. The indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, or as exhibits to reports filed under the Securities Exchange Act of 1934, as amended, or "Exchange Act," that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, or "Trust Indenture Act." If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

        The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration, as well as any applicable modifications of, or additions to, the general terms of the debt securities described below, which modifications and additions may be contained in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

        The indenture will not limit the aggregate principal amount of debt securities which may be issued. The debt securities may be issued in one or more series. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated indebtedness. Each series of subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

        If we decide to issue any debt securities pursuant to this prospectus, we will describe in a prospectus supplement the terms of the debt securities being offered, including the following:

  •
  the title, aggregate principal amount and authorized denominations;

  •
  the issue price, expressed as a percentage of the aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate or the method for determining the interest rate, if any;

  •
  if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

  •
  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

  •
  any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

  •
  the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of optional or mandatory redemptions;

  •
  the denominations in which offered debt securities of the series will be issuable;

  •
  if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

  •
  any events of default not set forth in this prospectus;

  •
  the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

  •
  if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

  •
  whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which such election may be made;

  •
  if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

  •
  if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

  •
  whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness;

  •
  whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

  •
  the identity of the depository for global securities;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  any listing on any securities exchange or quotation system;

  •
  additional provisions, if any, related to defeasance and discharge of the offered debt securities;

  •
  whether payments on the offered debt securities will be made without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities or imposed in the future;

  •
  the amount of discount or premium, if any, with which such debt securities will be issued;

  •
  a discussion of any material United States federal income tax considerations applicable to the debt securities; and

  •
  additional terms, preferences, rights or limitations of, or restrictions on, the debt securities.

        Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate securities. United States federal income tax consequences and other special considerations applicable to any such securities will be described in the applicable prospectus supplement.

        We expect most debt securities to be issued in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, the debt securities may be transferred or exchanged at the principal corporate trust office of the applicable trustee. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Global Securities

        We expect that the following provisions will generally apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository, or by such depository or any such nominee to a successor of such depository or a nominee of such successor, and except in the circumstances described in the applicable prospectus supplement.

        Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in a global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold such interests through participating institutions will be shown on, and the transfer of such beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

        So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as otherwise provided in the applicable indenture and prospectus supplement, and except as specified below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in certificated form and will not be considered the owners or holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

        The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise provided in the applicable prospectus supplement, payments of principal, premium and interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to such depository or its nominee, as the case may be, as the registered owner of such global security.

        We expect that the depository for any debt securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository or its nominee. We also expect that payments by participating institutions to owners of beneficial interests in a global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street names." Such payments will be the responsibility of such participating institutions. None of us, the trustee for the debt securities or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Unless otherwise specified in the applicable prospectus supplement or indenture, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

  •
  the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days of such event;

  •
  we in our sole discretion determine that the global security shall be exchangeable for certificated debt securities; or

  •
  there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

        If definitive debt securities are issued, an owner of a beneficial interest in the global security will be entitled to physical delivery of individual debt securities in certificated form of the series represented by that global security equal in principal amount to their beneficial interest, and to have the debt securities in certificated form registered in their name.

Covenants

        The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement. These covenants may limit or restrict, among other things:

  •
  the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

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  the ability to make certain payments, dividends, redemptions or repurchases;

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  our ability to create dividend and other payment restrictions affecting our subsidiaries;

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  our ability to make investments;

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  mergers and consolidations by us or our subsidiaries;

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  sales of assets by us;

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  our ability to enter into transactions with affiliates;

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  our ability to incur liens; and

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  sale and leaseback transactions.

        You should carefully read the applicable prospectus supplement and indenture for a description of the specific covenants applicable to the series of debt securities being offered.

Modification of the Indentures

        Modifications and amendments of the indenture as it applies to a series of debt securities may be made without notice to any holder but with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

        However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

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  reduce the principal amount of debt securities whose holders must consent to an amendment, modification, supplement or waiver;

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  reduce the rate of or extend the time of payment for interest on any debt security;

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  reduce the principal amount or extend the stated maturity of any debt security;

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  reduce the amount payable upon the redemption of any debt security or add redemption provisions to any debt security;

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  make any debt security payable in money other than that stated in the indenture or the debt security; or

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  impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

        Without the consent of any holder, we and the trustee may amend or supplement the indenture to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions or provisions for the protection of holders, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

Events of Default

        Each of the following constitutes an event of default with respect to a series of debt securities:

  •
  our failure to pay interest (including additional interest, if applicable) on any debt securities within 30 days of when such amount becomes due and payable;

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  default in any payment of principal amount or redemption price with respect to any debt security when such amount becomes due and payable;

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  default in the performance of any applicable covenant or agreement with respect to the debt securities or the applicable indenture which continues for 60 days after we receive notice of such default;

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  default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount in excess of a minimum amount set forth in the applicable indenture, without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after we receive notice of such default;

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  any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of a minimum amount set forth in the applicable indenture that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

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  certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

        There may be such other or different events of default as described in the applicable prospectus supplement and indenture with respect to any class or series of offered debt securities.

        A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default."

        We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers' certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

        If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

        In addition, the holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive an existing default and its consequences under the indenture, except a default in the payment of principal or interest and in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

        No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

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  such holder has previously given to the trustee written notice of a continuing event of default;

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  the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

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  the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

        If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

        We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer's certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance and Discharge

        We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as "legal defeasance," except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as "covenant defeasance," except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

        If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the third bullet point under "—Events of Default."

        The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

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  we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity;

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  we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity;

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  123 days pass after the deposit is made and during the 123-day period no default described in the sixth bullet point under "—Events of Default" occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

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  no default or event of default has occurred and is continuing on the date of such deposit;

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  such deposit does not constitute a default under any other agreement or instrument binding us;

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  we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

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  in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

  •
  we have received from the IRS a ruling; or

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  since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

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  in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

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  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

        A prospectus supplement will further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Discharge of the Indenture

        When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers' certificate and an opinion of counsel.

Regarding the Trustee

        Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Recourse

        None of our directors, officers, employees, stockholders or affiliates, as such, will have any liability for any of our obligations under the debt securities or the indenture. Each holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Provisions Applicable Only To Subordinated Debt Securities

        As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

EXPERTS

        Our consolidated and predecessor combined financial statements appearing in our annual report on Form 20-F for the year ended December 31, 2006, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York, New York.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT ISSUES

        Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

        The form of underwriting agreement, which is filed as Exhibit 1.1 to the registration statement of which this prospectus forms a part, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers or controlling persons from and against certain liabilities, including liabilities arising under the Securities Act. This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a "United States Holder," as that term is defined below, with respect to the acquisition, ownership and disposition of our common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published administrative interpretations of the Internal Revenue Service, or "IRS," and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

  Taxation of Operating Income: In General

        Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches of us rather than as separate corporations.

        Unless exempt from United States federal income taxation under the rules contained in Section 883 of the Code (discussed below), a foreign corporation is subject to United States federal income taxation on its shipping income that is treated as derived from sources within the United States, referred to as "United States source shipping income." For these purposes "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, United States source shipping income includes (i) 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and (ii) 100% of shipping income that is attributable to transportation that both begins and ends in the United States.

        Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        In the absence of exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below. We have not, nor do we believe we will engage in transportation that produces income which is considered to be 100% from sources within the United States.

  Exemption of operating income from United States federal income taxation

        Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on its United States source shipping income if:

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  we are organized in a foreign country (the "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

  •
  either

    (A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, referred to as the "50% Ownership Test," or

    (B) our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, referred to as the "Publicly-Traded Test."

        The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. As a result of the IPO, it is difficult to satisfy the 50% Ownership Test due to the widely-held ownership of our stock.

        As to the Publicly-Traded Test, the regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is, and will continue to be, "primarily traded" on the New York Stock Exchange, which is an established securities market for these purposes.

        The Publicly-Traded Test also requires our common stock be "regularly traded" on an established securities market. Under the regulations, our common stock is considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the "listing threshold." The regulations further require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year). We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock. We believe this is, and will continue to be, the case.

        Notwithstanding the foregoing, a class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, referred to as the "5 Percent Override Rule."

        In order to determine the persons who actually or constructively own 5% or more of our stock, or "5% Stockholders," we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

        We believe that we have satisfied and will continue to satisfy the Publicly-Traded Test and that the 5% Override Rule has not been and will not be applicable to us. However, no assurance can be given that this will be the case in the future.

        In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

        To the extent the benefits of Section 883 are unavailable, our United States source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the benefits of the Section 883 exemption are unavailable and our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

        Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

  •
  we had, or were considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

  •
  substantially all of our United States source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not have, nor will we permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States source shipping income is or will be "effectively connected" with the conduct of a United States trade or business.

  United States taxation of gain on sale of vessels

        Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

United States Federal Income Taxation of "United States Holders"

        As used herein, the term "United States Holder" means a beneficial owner of common stock that:

  •
  is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

  •
  owns our common stock as a capital asset; and

  •
  owns less than 10% of our common stock for United States federal income tax purposes.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

  Distributions

        Subject to the discussion of passive foreign investment companies, or "PFICs," below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of its current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at a preferential tax rate of 15% (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder's adjusted basis in a share of common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below. Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed at ordinary income rates in the hands of a United States Non-Corporate Holder.

        In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to United States Non-Corporate Holders would not be eligible for the 15% tax rate. Although the term "comprehensive income tax system" is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

  Sale, exchange or other disposition of common stock

        Provided that we are not a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock.

        Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses against ordinary income is subject to certain limitations.

  PFIC status and significant tax consequences

        Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In particular, United States Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends.

In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held its common stock, either:

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Cravath, Swaine & Moore LLP ("Tax Counsel") provided us with an opinion dated June 27, 2007, stating that it was more likely than not that we are not a PFIC. This opinion was based on our operations and certain representations made by OSG and ourselves, including representations that the terms of each Ship Management Agreement and time charter, taken as a whole, as well as certain specific terms in each agreement, were in accordance with normal commercial practice for agreements made at arm's length between unrelated parties. Based on the foregoing, Tax Counsel concluded that, although there was no legal authority directly on point, the gross income we derived from the time chartering activities of our subsidiaries more likely than not constituted services income, rather than rental income. Consequently, such income more likely than not did not constitute passive income, and the assets that we or our wholly owned subsidiaries owned and operated in connection with the production of such income, in particular, the vessels, more likely than not did not constitute passive assets for purposes of determining whether we were a PFIC. Tax Counsel stated that there was legal authority supporting its position, consisting of case law and IRS pronouncements, concerning the characterization of income derived from time charters as services income for other tax purposes. However, there was no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to that of us. In addition, the opinion of Tax Counsel was based on representations of OSG and ourselves that were not reviewed by the IRS. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. We have not materially changed the operations of our initial fleet since the time the opinion was given, and believe that the representations concerning the initial fleet given to Tax Counsel at the time of the opinion remain true and accurate. We do not believe that the recent acquisition of our two additional Suezmaxes (which have been bareboat chartered to subsidiaries of OSG) will result in our being classified as a PFIC because these two Suezmaxes will represent less than 50% of our assets. Thus, we expect that in connection with the closing of each offering under this prospectus, Tax Counsel will issue an opinion in form and substance substantially similar to the opinion issued by Tax Counsel on June 27, 2007. We therefore believe that we have not been, and are not currently, a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

        As discussed more fully below, if we were treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder made an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

  Taxation of United States Holders making a timely QEF election

        If we were a PFIC and a United States Holder made a timely QEF election, which United States Holder is referred to as an "Electing Holder," the Electing Holder would report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder's adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return. If we were treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above. Even if a United States Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

  Taxation of United States Holders making a "mark-to-market" election

        Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder in income.

  Taxation of United States Holders not making a timely QEF or "mark-to-market" election

        Finally, if we were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, referred to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder's holding period, would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a United States Holder who made a QEF election for one of our taxable years if it were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

United States Federal Income Taxation of "Non-United States Holders"

        A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

  Dividends on common stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

  Sale, exchange or other disposition of common stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-United States Holder and you sell our common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the common stock offered by this prospectus and Double Hull Tankers, Inc. reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission's public reference facilities and the web site of the Commission referred to above. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended: (i) Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 5, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, (ii) Amendments to the Ship Management Agreements on Form 6-K, filed with the Commission on May 17, 2007, (iii) Financial Statements for the first quarter and three months ended March 31, 2007, filed with the Commission on Form 6-K on May 22, 2007, (iv) Financial Statements for the second quarter and six months ended June 30, 2007, filed with the Commission on Form 6-K on October 29, 2007, (v) Financial Statements for the third quarter and nine months ended September 30, 2007, filed with the Commission on December 14, 2007, (vi) Press Release dated July 27, 2007 relating to the acquisition of a 2001 built Suezmax for $92.7 million, filed with the Commission on Form 6-K on August 1, 2007, (vii) Press Release dated September 19, 2007 relating to the acquisition of a 2000 built Suezmax for $90.3 million, filed with the Commission on Form 6-K on September 19, 2007, and (viii) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

  26 New Street
  St. Helier
  Jersey JE23RA
  Channel Islands
  Phone +44 (0) 1534 639759
  Email   info@dhtankers.com

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events. When used in this document, words such as "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are intended as "forward-looking statements." We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors" on page 8 of this prospectus.

        All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

  •
  future payments of dividends and the availability of cash for payment of dividends;

  •
  future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

  •
  statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

  •
  statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

  •
  expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels' useful lives;

  •
  expectations about the availability of insurance on commercially reasonable terms;

  •
  our ability to repay our credit facility, to obtain additional financing and to obtain replacement charters for our vessels;

  •
  assumptions regarding interest rates;

  •
  changes in production of or demand for oil and petroleum products, either globally or in particular regions;

  •
  greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

  •
  changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

  •
  change in the rate of growth of the world and various regional economies;

  •
  risks incident to vessel operation, including discharge of pollutants; and

  •
  unanticipated changes in laws and regulations.

        We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

8,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

Merrill Lynch & Co.

UBS Investment Bank

Dahlman Rose

April 29, 2008

QuickLinks

TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
PROSPECTUS
SUMMARY
Our Company
Recent Developments
Corporate Information
The Offering
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
INDUSTRY UPDATE
TAX CONSIDERATIONS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
The date of this prospectus is January 29, 2008.

ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PRINCIPAL STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
EXPERTS
LEGAL MATTERS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT ISSUES
TAX CONSIDERATIONS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS